                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                              [X]
Securities Act Rule 802 (Exchange Offer)                               [ ]
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                    [ ]
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                  [ ]
Exchange Act Rule 14e-2(d) (Subject Company Response)                  [ ]

                        TELESP CELULAR PARTICIPACOES S.A.
                            (Name of Subject Company)

                         TELESP CELLULAR HOLDING COMPANY
      (Translation of Subject Company's Name into English (if applicable))

                        THE FEDERATIVE REPUBLIC OF BRAZIL
        (Jurisdiction of Subject Company's Incorporation or Organization)

                        TELESP CELULAR PARTICIPACOES S.A.
                       (Name of Person(s) Furnishing Form)

                                  COMMON STOCK
                     (Title of Class of Subject Securities)

                                 NOT APPLICABLE
              (CUSIP Number of Class of Securities (if applicable))

                              CT CORPORATION SYSTEM
                                111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8400


 (Name, Address (including zip code) and Telephone Number (including area code)
   of Person(s) Authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

                                    COPY TO:

                              S. TODD CRIDER, ESQ.
                         SIMPSON THACHER & BARTLETT LLP
                               425 LEXINGTON AVE.
                            NEW YORK, NEW YORK 10017

                                NOVEMBER 9, 2004
                  (Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1. HOME JURISDICTION DOCUMENTS

      (a) Notice to Shareholders of Telesp Celular Participacoes S.A. published in Portuguese in Brazil on November 9, 2004 (attached hereto as Exhibit A).

      (b) Notice to Common Shareholders of Telesp Celular Participacoes S.A. to be published in English in The New York Times on November 11, 2004 (attached hereto as Exhibit B).

      (c) Press release dated November 8, 2004 and issued on November 9, 2004 in Portuguese and in English (attached hereto as Exhibit C).

ITEM 2. INFORMATIONAL LEGENDS

      Information legends pursuant to Rule 801(b) under the Securities Act of 1933, as amended, are included in the documents attached pursuant to Item 1 of this form.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

ITEM 1.  EXHIBITS

      (1)   Not applicable.

      (2)   Not applicable.

      (3)   Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

      Telesp Celular Participacoes S.A. is filing with the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form CB.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   TELESP CELULAR PARTICIPACOES S.A.


                                   By: /s/ Francisco Jose Azevedo Padinha
                                       ----------------------------------
                                   Name:  Francisco Jose Azevedo Padinha
                                   Title: Chief Executive Officer

                                   By:   /s/ Paulo Cesar Pereira Teixeira
                                         --------------------------------
                                   Name:  Paulo Cesar Pereira Teixeira
                                   Title: Executive Vice President for Finance,
                                          Planning and Control and Investor
                                          Relations Officer

Date:  November 10, 2004

                                  EXHIBIT INDEX

EXHIBIT                   DESCRIPTION
A                 Notice to Shareholders of Telesp Celular Participacoes S.A.
                  published in Portuguese in Brazil on November 9, 2004.

B                 Notice to Common Shareholders of Telesp Celular Participacoes
                  S.A. to be published in English in The New York Times on November 11, 2004.

C                 Press release dated November 8, 2004 and issued on November 9,
                  2004 in Portuguese and in English.